EXHIBIT 23.1

SOLIGENIX, INC.

UNANIMOUS WRITTEN CONSENT

OF THE BOARD OF DIRECTORS

The undersigned, being all of the members of the board of directors (the “Board”) of Soligenix, Inc., a Delaware corporation (the “Company”), in accordance with the authority contained in Section 141(f) of the Delaware General Corporation Law, do hereby consent by this Unanimous Written Consent (this “Consent”) to the adoption of the following resolutions and the actions contemplated thereby, which resolutions shall be deemed to have the full force and effect as resolutions duly adopted by a duly called meeting of the Board at which a quorum was present and acting throughout.

WHEREAS, the Company previously entered into that certain At Market Issuance Sales Agreement dated January 23, 2026 (the “Sales Agreement”), by and between the Company and Rodman & Renshaw LLC, relating to the issuance and sale of shares (the “Shares”) of the Company’s common stock, par value $0.001 per share, from time to time during the term of the Sales Agreement, up to a maximum aggregate offering amount of $3,450,000;

WHEREAS, the Board desires to increase the maximum aggregate offering amount of the Shares issuable under the Sales Agreement by an additional $2,956,000 (such that the total maximum aggregate offering amount under the Sales Agreement, shall be $6,406,000);

WHEREAS, the Board has (i) discussed the proposed increase with the Company’s management team and advisors, (ii) reviewed current market and economic conditions at this time, (iii) explored various other financing alternatives and (iv) evaluated the impact of the proposed increase on the Company’s financial condition, operations, and near and long-term goals and prospects;

WHEREAS, the Board believes the proposed increase to be in the best interests of the Company and its stockholders.

IT IS HEREBY:

RESOLVED, that the increase to the maximum aggregate offering amount under the Sales Agreement, as described in the recitals hereof, is hereby approved;

FURTHER RESOLVED, that the issuance and delivery of the additional Shares, up to an additional maximum aggregate offering amount of $2,956,000 (such that the total maximum aggregate offering amount under the Sales Agreement shall be $6,406,000), is hereby authorized and, upon each such issuance, the Shares will be validly issued, fully paid and non-assessable;

FURTHER RESOLVED, that the President and Chief Executive Officer or the Chief Financial Officer of the Company, each acting singly, is hereby authorized to file with the U.S. Securities and Exchange Commission (the “Commission”) a Prospectus Supplement to the Company’s Form S-3 Registration Statement (Commission File No. 333-274265) pursuant to Rule 424(b)(5) under the Securities Act of 1933, as amended, and a Current Report on Form 8-K, each in connection with the increase to the maximum aggregate offering amount under the Sales Agreement;

FURTHER RESOLVED, that the President and Chief Executive Officer or the Chief Financial Officer of the Company, each acting singly, is hereby authorized to take, or cause to be taken, all actions that such officer believes to be necessary or advisable or convenient or proper to effect the listing of the additional Shares to be issued and sold under the terms of the Sales Agreement on The Nasdaq Capital Market LLC, including the preparation, execution and filing of all necessary applications, documents, forms and agreements with the Commission and The Nasdaq Stock Market LLC, the payment by the Company of filing, listing or application fees, and the appearance of any officer before the Commission and The Nasdaq Stock Market LLC officials;

FURTHER RESOLVED, that the pricing committee previously established by the Board, consisting of Gregg A. Lapointe, Robert J. Rubin and Christopher J. Schaber, is hereby authorized to determine the per share offering price and the number of the additional Shares to be sold under the Sales Agreement; provided, however, that Christopher J. Schaber, in his capacity as a member of the pricing committee but acting singly, is authorized to determine the per share offering price of the Shares to be sold, and the number of the Shares to be sold on a particular day, under the Sales Agreement, if the price equals or is greater than $0.20 per share and the number of Shares to be sold on a particular day is equal to or less than three times the thirty-day average daily trading volume of the Company’s Common Stock; and

FURTHER RESOLVED, the President and Chief Executive Officer or the Chief Financial Officer of the Company, each acting singly, is hereby authorized to take all other actions that any of them may deem necessary or advisable or convenient or proper in order to effect the purpose and intent of the foregoing resolutions.

Omnibus Resolutions

FURTHER RESOLVED, that each director on the Board hereby waives all notice of time, place or purpose of a meeting and agrees and assents to the transaction of business represented by this Consent;

FURTHER RESOLVED, that any executive officer of the Company be, and each of them hereby is, authorized and directed to execute all such agreements, certificates, instruments or other documents and to pay any and all costs, expenses and fees and take such actions as they or any of them may approve as necessary, advisable, convenient or appropriate to effectuate the intent of the resolutions set forth herein and to consummate the transactions contemplated thereby, and to do all other actions as they or any of them deem necessary, advisable, convenient or appropriate in connection with, and in order to effect the purpose and intent of, the foregoing resolutions, their execution of such agreements, documents and instruments to be conclusive evidence of their approval; and

FURTHER RESOLVED, that all actions heretofore taken by any executive officer or director of the Company in connection with the foregoing resolutions, be, and they hereby are, approved, ratified and adopted in all respects.

This Consent may be executed separately in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same consent. In the event that any signature is delivered by facsimile transmission or by the signature page being sent via e-mail to the other party (e.g., as a portable document format file or image file attachment), such signature shall have the same force and effect as if such signature page were an original thereof.

{signature page follows}

IN WITNESS WHEREOF, each of the undersigned has executed this Consent on the date set forth opposite his or her name below.

/s/ Christopher J. Schaber	May 28, 2026
Christopher J. Schaber, PhD	Date

/s/ Gregg A. Lapointe	May 28, 2026
Gregg A. Lapointe, CPA	Date

/s/ Diane L. Parks	May 28, 2026
Diane L. Parks, MBA	Date

/s/ Robert J. Rubin	May 28, 2026
Robert J. Rubin, MD	Date

/s/ Jerome B. Zeldis	May 28, 2026
Jerome B. Zeldis, MD, PhD	Date